EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

WESTERN REFINING ANNOUNCES
PROPOSED NEW SENIOR SECURED TERM LOAN

EL PASO, Texas - May 17, 2016 - Western Refining, Inc. (NYSE:WNR) today announced that it has launched the syndication of a new senior secured term loan credit facility (Term Loan B-2). The principal amount of the proposed term loan is expected to be $500 million, have a maturity of 7 years and rank pari passu with Western’s existing term loan (Term Loan B-1). The Term Loan B-2 is expected to close concurrent with the successful closing of the Northern Tier Energy (NYSE:NTI) acquisition in late June. Term Loan B-2 proceeds will be used to fund a portion of the NTI acquisition.

The proposed term loan is subject to, among other things, successful syndication, negotiation, execution, and delivery of definitive loan documentation, various customary closing conditions, and consent of lenders under WNR’s existing credit facilities. The terms of the proposed term loan could differ materially from those described above. No assurance can be given that the proposed term loan will be consummated.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.
Western Refining, Inc. also owns the general partner and approximately 66% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 38% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).
More information about Western Refining is available at www.wnr.com.
Cautionary Statement on Forward-Looking Statements This press release contains forward-looking statements which are protected by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect Western’s current expectations regarding future events, results or outcomes. The forward-looking statements contained herein include statements about the syndication of a new term loan credit facility, the amount and proposed terms for the term loan, the timing for the closing of the term loan, and the timing for the closing of the NTI acquisition. These statements are subject to the general risks inherent in Western’s business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond its control, which could result in Western’s expectations not being realized, or otherwise materially affect Western’s financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made. Except as required by law, Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.